UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 2, 2015

Image Sensing Systems, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-26056	41-1519168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota		55104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (651) 603-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 2, 2015, upon the recommendation of the Compensation Committee of Image Sensing Systems, Inc. (the “Company”), the Company’s Board of Directors approved a compensation plan for the year ending December 31, 2015 for Dale E. Parker, the Company’s President, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.

Under the compensation plan, for the year ending December 31, 2015, Mr. Parker will receive a base salary of $230,000 plus a cash bonus equal to 85% of his base salary if the Company achieves certain performance conditions (the “Initial Performance Conditions”) for 2015 and 100% of his base salary if the Company achieves other performance conditions for 2015. Therefore, for 2015, Mr. Parker could receive a cash bonus of $195,500 if the Initial Performance Conditions are achieved and $230,000 if the other performance conditions are achieved. In addition, for 2015, Mr. Parker will receive a total cash payment of $45,000 to be paid in 12 equal monthly installments through December 31, 2015.

On January 2, 2015, upon the recommendation of the Company’s Compensation Committee, the Company’s Board of Directors also approved the grant of stock options to Mr. Parker under the Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan. Mr. Parker received options to purchase a total of 50,000 shares of the Company’s common stock, consisting of a 10-year option to purchase 25,000 shares that will vest 25% per year for four consecutive years beginning one year after the date of grant and a 10-year option to purchase 25,000 shares that will vest only if the Company achieves the Initial Performance Conditions. The per share exercise price of all of these options is $2.73, which is equal to the closing price of the Company’s common stock on January 2, 2015 as reported on The NASDAQ Capital Market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Image Sensing Systems, Inc.

Date: January 6, 2015
	By	/s/ Dale E. Parker
President, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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